      							OMB Number	3235-0287
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FORM 4
/  /	Check this box if no longer
	subject to Section 16.  Form 4 or
	Form 5 obligations may continue.
	See Instruction 1(b).

				U.S. SECURITIES AND EXCHANGE COMMISSION
						Washington, D. C. 20549
				STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


	Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934,
		Section 17(a) of the Public Utility Holding Company Act of 1935
			or Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)

1.	Name and Address of Reporting Person*
	Bouck, Steven F., 2260 Douglas Blvd., Suite 280, Roseville, CA  95661
	(Last) (First) (Middle), (Street), (City) (State) (Zip)

2.	Issuer Name and Ticker or Trading Symbol:
	Waste Connections, Inc. (WCNX)

3.	IRS or Social Security Number of Reporting Person (Voluntary):
	###-##-####

4.	Statement for Month/Year:  October 1998

5.	If Amendment, Date of Original (Month/Year)	___________

6.	Relationship of reporting person to issuer
	(Check all applicable)

	____ Director			____ 10% Owner

	 XX  Officer (give		____ Other (specify
          title below)			  below)
			Chief Financial Officer

7.	Individual or Joint/Group Filing (Check Applicable line)

	 XX  Form filed by one Reporting Person

	____ Form filed by More than One Reporting Person
												SEC 1474 (7-96)

FORM 4 (continued)							Page 2 of 4 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3):  Common Stock

2.	Transaction Date (Month/Day/Year):  10/22/98

3.	Transaction Code (Instr. 8)

	Code	  M		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount:  33,334		(A) or (D):  A		Price:  $2.80
	Amount:   9,585		(A) or (D):  A		Price:  $9.50

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4):  92,919

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4):
	D (82,919 shares)
	I (10,000 shares)

7.	Nature of Indirect Beneficial Ownership (Inst. 4):
	5,000 shares are owned by each of Mr. Bouck's two minor sons.

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).							SEC 1474 (7-96)

FORM 4 (continued)								Page 3 of 4 Pages

Table II -	Derivative Securities Acquired, Disposed of,
			or Beneficially Owned
			(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3):
	Employee Stock Options (right to buy)

2.	Conversion or Exercise Price of Derivative Security:
	$2.80 - 33,334 shares
	$9.50 -  9,585 shares

3.	Transaction Date (Month/Day/Year):  10/22/98

4.	Transaction Code (Instr. 8)

	Code:  M		V  ______

5.	Number of Derivative Securities Acquired (A)	or Disposed of (D)
	(Instr. 3, 4, and 5)  (A)  _____________    (D)  42,919

6.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	10/1/1998						1/31/2008

7.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 3 and 4)

	Title:  Common Stock			Amount or Number of Shares:  42,919

8.	Price of Derivative Security (Instr. 5)	_______________

9.	Number of derivative Securities Beneficially Owned at End of Month
	(Instr. 4):  157,081

10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I)
	(Instr. 4):  D

11.	Nature of Indirect Beneficial Ownership (Inst. 4)
	______________________________________________________________________
	______________________________________________________________________

Explanation of Responses:
						___________________________        _________
						**Signature of Reporting Person       Date
						Steven F. Bouck			   October ___, 1998

**	Intentional misstatements or omissions of facts constitute
	Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

FORM 4 (continued)								Page 4 of 4 Pages


Note: File three copies of this Form, one of which must be manually signed.
	 If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection
of information contained in this form are not required to respond
unless the form displays a currently valid OMB Number.   SEC 1474 (7-96)